SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 6, 2000

Dime Bancorp, Inc
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction)	001-13094 (Commission File Number)	11-3197414 (IRS Employer Identification No.)

589 Fifth Avenue New York, New York (Address of Principal Executive Offices	10017 (Zip Code)

Registrant's telephone number, including area code: (212) 326-6170

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

        Dime Bancorp, Inc. (“Dime” or “we”) filed with the Securities and Exchange Commission on July 11, 2000 a Current Report on Form 8-K (the “Form 8-K”) that relates to (1) the Investment Agreement, dated as of July 6, 2000 (the “Investment Agreement”), between Dime and Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership (“Warburg”), pursuant to which Warburg agreed to purchase several different securities issued by Dime, and (2) other initiatives intended to enhance shareholder value also announced by press release on July 6, 2000.

        Copies of the press release, dated July 6, 2000, the Investment Agreement and the exhibits related to the Investment Agreement were filed as Exhibits 99.1 and 2.1, respectively, to the Form 8-K. The information in the press release, the Investment Agreement and the exhibits to the Investment Agreement is incorporated by reference into Item 5 below. The information in Item 5 and the exhibits in Item 7(c) of the Form 8-K are amended and restated in their entirety as set forth below.

Item 5.  Other Events.

        Developments. On April 28, 2000, we announced that we would begin a comprehensive exploration of all strategic options, in light of the termination of our merger agreement with Hudson United Bancorp. This review of strategic alternatives was undertaken with the goal of realizing the full value of our franchise for the benefit of our stockholders, customers, employees and the communities we serve.

        We believe that we undertook a comprehensive review of all currently available strategic options through the following actions:

  we undertook a detailed review of our business plan,

  we engaged in discussions with two highly qualified potential merger partners with which we signed confidentiality agreements and exchanged information,

  we reviewed our options with regard to financial partners and engaged in discussions with a financial investor (Warburg) with which we signed a confidentiality agreement and exchanged information, and we continued to review and consider North Fork Bancorporation Inc.’s hostile exchange offer to purchase all of the outstanding shares of Dime’s common stock in light of the other strategic options we considered.

        With respect to potential merger partners, we believe, and were advised by our financial advisors that, the announcement of North Fork’s hostile offer, and, if not that announcement, our own public announcement of our strategic review and the fact that we had entered into confidentiality agreements, could be expected to lead any bidders with serious interest to express their interest to us or our advisors.

        We learned from the two potential merger partners that they had concluded, primarily as a consequence of factors relating to them, that the time was not right for them to pursue an acquisition of Dime. In addition, as we and our financial advisors analyzed the current market for bank combinations, it became clear to us that the merger and acquisition market for depository institutions was at the lowest point of activity in close to a decade and we believed that a sale of the company at that moment in time would not optimize stockholder value. Therefore, on July 6, 2000 we announced that, as a product of this comprehensive review, we had developed the following initiatives approved by our board of directors with the intention of helping to improve returns and provide enhanced value to our stockholders:

  A "modified Dutch auction" tender offer for a portion of the shares of our common stock,

  A capital investment in Dime of $238 million by Warburg, Pincus Equity Partners, L.P.,

  The appointment of Anthony P. Terracciano, an experienced and well-respected banking professional, as Chairman of our board of directors,

  The adoption of amendments to our stockholder rights plan,

  The anticipated distribution of securities, known as litigation tracking warrants, to all of our stockholders (excluding Warburg) representing an interest in our pending “goodwill” lawsuit against the United States government, and

  A review of options related to balance sheet restructuring and cost-cutting measures.

        On October 6, 2000, we announced the termination of our modified Dutch auction tender offer originally commenced on August 1, 2000, and replacement of the tender offer with a stock repurchase program to repurchase up to 13,607,664 of our common shares outstanding as of such date. Our press release, dated October 6, 2000, announcing the stock repurchase program is included with this Form 8-K/A as Exhibit 99.2, and is incorporated by reference into this Item 5.

        These initiatives may or may not be successful in increasing stockholder value. Each of these initiatives is discussed at greater length below. Our press release, dated July 6, 2000, discussing these initiatives is incorporated by reference into this Item 5.

        Investment by Warburg. This section discusses the material terms of the Investment Agreement between Dime and Warburg, dated July 6, 2000, and the securities issued by us to Warburg in exchange for Warburg’s $238 million investment in us. This information is not complete and is qualified in its entirety by reference to the Investment Agreement and its exhibits.

        Warburg’s investment was made over two closings. The first closing occurred upon signing the Investment Agreement on July 6, 2000. The second closing occurred on October 6, 2000 after all necessary regulatory approvals had been received. The transactions are described below.

First Closing. On July 6, 2000, Warburg purchased rights to 12,009.491 shares of Series B junior voting preferred stock, representing about 9.9% of Dime’s outstanding common stock after issuance of the Series B stock, as each share of Series B stock has the economic rights equivalent to 1,000 shares of common stock subject to antidilution adjustments. The rights converted into the shares of Series B stock upon early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on August 1, 2000. The Series B stock will convert into restricted shares of underlying common stock of Dime upon, among other events, distribution of the litigation tracking warrants that Dime has plans to distribute to all other stockholders. (The litigation tracking warrants are described below.) At the first closing, Warburg also purchased warrants to acquire 8,142.738 shares of Series C junior nonvoting preferred stock and warrants to acquire 3,866.753 shares of Series D junior nonvoting preferred stock, each series referencing 1,000 shares of Dime’s common stock per share of the series. The aggregate purchase price Warburg delivered to us at the first closing was approximately $210 million.

Second Closing. On October 5, 2000, Warburg received a determination by the Office of Thrift Supervision that Warburg does not control us. Given the receipt of this necessary regulatory approval, on October 6, 2000 at the second closing of the investment, Warburg purchased, for approximately $28 million, 1,598.173 additional shares of Series B stock and additional warrants to acquire approximately 1,598.173 shares of Series D stock.

        In total after the completion of both closings for Warburg’s investment, Warburg owns 13,607.664 shares of Series B stock, warrants to acquire 8,142.738 shares of Series C stock and warrants to acquire 5,464.926 shares of Series D stock.

        Valuation. One way to think of the aggregate purchase price paid by Warburg is that Warburg paid a price of $17.50 for the economic equivalent of one share of common stock and a warrant to purchase the economic equivalent of another share at an exercise price of $21.50, with such shares and warrants subject to a number of conditions, limits and rights. The warrants also have a surrender right on a change of control that entitles Warburg to a payment even if there is a change in control at less than $21.50.

        Our financial advisors, Credit Suisse First Boston and Merrill Lynch & Co., performed analyses of the securities Warburg was buying to assist us in evaluating and considering the investment and presented their analyses to our board of directors prior to signing the Investment Agreement. Both Credit Suisse First Boston and Merrill Lynch are internationally recognized investment banking firms that were selected by Dime to advise us in connection with the North Fork offer based on their reputations and experience. As part of their engagement, they assisted us with our strategic review and, in particular, the transaction with Warburg. Both firms are familiar with Dime, having worked on several engagements in recent years. Each of our advisors are receiving compensation in connection with the Warburg transaction and other matters on which they are advising Dime.

        Our advisors concluded that, based on the market price of our common stock at the time that Warburg agreed to make the investment, Warburg received securities valued between $16.40 and $18.45 per underlying common share and related warrant. We refer to this as the “per share value” of Warburg’s investment. We think this value compares favorably to the price of $17.50 per share and warrant Warburg paid and suggests that Warburg paid values consistent with the market value of our common stock at the time it agreed to make its investment. We provide some of the details of our financial advisors’ analyses below. These analyses and estimates can vary greatly because they are based on a number of judgments and assumptions regarding financial, economic and market matters that are uncertain and beyond our control. Accordingly, if investors have any questions regarding the effects of Warburg’s investment, they may want to consult a financial advisor.

Market Price of Common Stock. Our financial advisors began their analysis with the market price of our common stock and noted that the average closing price for the five trading days before we announced Warburg’s investment on July 6 was $16.60.

Transfer Restrictions and Illiquidity. Next, our financial advisors considered the effect of the transfer restrictions that Warburg agreed to, as well as the large size of the equity investment. They noted that the transfer restrictions and the large percentage of the trading volume that the investment represents should generally reduce the value of the securities received by Warburg. They estimated that these transfer restrictions reduced the per share value to Warburg of its investment by about 10% to 15% of the average market price of our common stock, or $1.66 to $2.49. Our financial advisors based these estimates on their market experience, although there were no directly comparable public valuations. Other financial analysts may value these transfer restrictions differently, which would change the estimated per share value of Warburg’s investment. The transfer restrictions are summarized below.

Warrants. Using the Black-Scholes method for valuing options, our advisors then estimated the value of the warrants we were issuing to Warburg. To do so, our financial advisors made several important assumptions. In particular, they assumed a longer-term volatility in our common stock of between 25% and 35% and reduced the value of the warrants because the large amount of stock covered by them would likely be illiquid and to give effect to the transfer restrictions Warburg has agreed to. As a result, our advisors estimated that the warrants increased the per share value to Warburg of its investment by between $2.83 and $4.05. The terms of the warrants are summarized below.

Investors should note that the volatility our advisors assumed is lower than the short-term volatility implied by the price of publicly traded options in our stock at the time Warburg agreed to make the investment (and lower than the volatility Warburg and we agreed to use to calculate a purchase price if we are required by the Investment Agreement to buy back the warrants from Warburg in the event of a change of control). Our advisors believe the lower volatility is appropriate in light of the differential in risk associated with the significantly longer time period of the warrants (7 years) relative to publicly traded options (less than 1 year). The per share value of Warburg’s investment would be increased (and the value of the investment from the perspective of Dime would be decreased) if a higher volatility and/or a smaller adjustment for the illiquidity of the underlying stock is used.

Litigation Tracking Warrants. Finally, our advisors considered that Warburg has agreed to give up the right to receive the litigation tracking warrants that we intend to issue. Based on the trading value of comparable securities issued by other thrifts, our financial advisors estimated that giving up the litigation tracking warrants decreased the per share value Warburg received by about $0.54. Although we intend to issue litigation tracking warrants as we have proposed, neither we nor our advisors can guarantee when we will issue litigation tracking warrants or the prices at which they will trade.

Other. Our advisors considered other aspects of Warburg’s investment, many of which are intangible, but did not assign a specific financial value to them because they did not believe it was possible or meaningful to attempt to do so. These included Warburg’s agreement to limit its purchases of our common stock and not to acquire control of us, Warburg’s right to put the warrants back to us if certain change in control events were to occur, our agreement to appoint or elect one Warburg representative to our board of directors, regulatory and market issues, and the fact that none of Warburg’s securities is currently convertible into common stock. Some of these factors could be considered to be favorable to Warburg and some of them could be considered to be unfavorable. In addition, our advisors noted that they were not expressing any view as to the merits of the Warburg investment relative to any alternative business strategies or the effect of any other transaction in which we might engage.

        Structure and Terms of Securities. To comply with regulatory requirements, Warburg’s investment has been structured using several different securities. In total after the completion of both closings for Warburg’s investment, Warburg owns 13,607.664 shares of Series B stock, warrants to acquire 8,142.738 shares of Series C stock and warrants to acquire 5,464.926 shares of Series D stock. If all the securities purchased by Warburg were to be converted today into shares of Dime’s common stock, they would amount to approximately 27.2 million shares, or approximately 24.9%, of the outstanding common stock, before giving effect to the new issuance of shares of common stock underlying the convertible securities. None of the securities is in fact convertible into common stock at this time. The material terms of these securities are described below.

Series B Stock. Each share of Series B stock is entitled to 1,000 votes on all matters on which shares of Dime’s common stock are entitled to vote, together with the common stock as a single class. Shares of Series B stock are entitled to receive dividends the same as those paid on 1,000 shares of Dime’s common stock, other than the distribution of litigation tracking warrants. In case of a merger or similar transaction, shares of Series B stock will be exchanged into equivalent securities of the acquiring company. Shares of Series B stock will convert into shares of Dime’s common stock on the earliest of (1) the issuance of the litigation tracking warrants, (2) a change in control of Dime, (3) lapsing of the transfer restrictions placed on the securities under certain provisions of the Investment Agreement (for example, if we breach our material obligations in the Investment Agreement), or (4) April 6, 2001.

Series C Stock. Shares of Series C stock are not entitled to vote, except as required by law. Shares of Series C stock are entitled to receive dividends, other than the distribution of litigation tracking warrants, the same as those paid on 1,000 shares of Dime’s common stock. In case of a merger or similar transaction, shares of Series C stock will be exchanged into equivalent securities of the acquiring company. Upon the receipt of (1) written advice of counsel that, under applicable federal banking laws, the shares of Series C stock may be converted or (2) a certificate that Warburg is transferring the shares pursuant to a widely dispersed sale, shares of Series C stock are convertible into shares of Dime’s common stock, unless the Series B stock has not yet converted into common stock, in which case, the shares of Series C stock will be convertible only into shares of Series B stock.

Warburg does not currently own any shares of Series C stock, but owns only warrants to purchase shares of Series C stock.
Series D Stock. Shares of Series D stock are not entitled to vote, except as required by law. Shares of Series D stock are entitled to receive dividends, other than the distribution of litigation tracking warrants, the same as those paid on 1,000 shares of Dime’s common stock. In case of a merger or similar transaction, shares of Series D stock will be exchanged into equivalent securities of the acquiring company. The Series D stock will not be convertible into any other class of stock of Dime unless Dime receives stockholder approval of the issuance of over 20% of its common stock or equivalents under NYSE rules. Upon such approval, the Series D stock will convert into Series C stock. The Series C stock may then be converted into Series B stock or Dime’s common stock if the conversion of the Series C stock or Series B stock has already occurred. We have agreed to use our reasonable best efforts to obtain this stockholder approval prior to September 30, 2002.

Warburg does not currently own any shares of Series D stock, but owns only warrants to acquire Series D stock.
Warrants. The Series C and Series D warrants will allow Warburg to purchase Series C stock and Series D stock at an exercise price of $21.50 per underlying common share, subject to a number of antidilution and other adjustments. All the warrants issued to

Warburg expire seven years after issuance. None of the warrants has any voting rights. The warrants have a surrender right on a change in control that entitles Warburg to a payment even if there is a change in control at less than $21.50.

As with the underlying Series C stock, the Series C warrants will be exchanged when it is permissible for Dime to do so under the federal banking laws and regulations or in the event that Warburg intends to transfer the warrants in a widely dispersed sale. At such time, the Series C warrants will be exchanged for Series B warrants if the Series B stock has not yet converted into shares of Dime’s common stock. Otherwise, the Series C warrants will be converted into warrants to purchase Dime’s common stock.

As with the underlying Series D stock, the Series D warrants will be exchanged for Series C warrants upon the requisite approval by Dime’s stockholders under NYSE rules.
We have a right of first offer on any sale of warrants by Warburg. Warburg also has the right to sell, or surrender, any warrants to us (pursuant to an agreed valuation methodology) upon the occurrence of certain change in control events and has the right to sell, or surrender, any Series D warrants to us (pursuant to an agreed valuation methodology) if the appropriate stockholder approval under NYSE rules is not obtained by September 30, 2003 or the other transfer restrictions on the warrants lapse before then. The agreed valuation methodology will involve a calculation using the Black-Scholes method for valuing options. The assumptions to be used for this calculation include: a volatility rate of 40% (or 30% for a sale back to us of the Series D warrants under the separate triggering events for the Series D warrants), a dividend yield of 1.9% and an interest rate of 6.25%. The exercise price will be assumed to be the exercise price of the warrant at the occurrence of the event allowing the surrender and the term of the warrant will be the remaining term of the warrant from the date of that event. For purposes of acquisition transactions causing a change in control, the underlying security price for the calculation will reference the price to be paid per share in the acquisition transaction; for other events permitting the surrender, the underlying security price will be based on the 5-day average closing market price for Dime’s common stock immediately after the event.

The warrants purchased by Warburg have a value even when the effective exercise price per common share is higher than the market price of our stock. This value is based, in part, on the 7-year term of the warrants and could be reduced if a change in control of Dime occurs before the end of the term. The put right, or surrender right, was designed to offset this risk, particularly in light of North Fork’s hostile offer at a price substantially lower than the effective exercise price of the warrants at the time Warburg agreed to purchase the warrants. Although it will not prevent offers by third parties to acquire Dime, the surrender right could have the effect of reducing the ultimate price per share available to stockholders in an acquisition.

Given the assumptions used in the agreed-upon valuation methodology for the surrender right, if we are acquired,

  Warburg exercises its right to surrender the warrants it bought from us and causes us to buy them back (rather than holding the warrants, which Warburg may do instead, and converting them later into the same property that other Dime stockholders receive in the acquisition transaction), and

  Warburg exercises the surrender right with respect to all of the warrants it purchased from us, then Warburg could potentially receive an amount in excess of the estimated economic value of the warrants at the time it surrenders them to us. We have the right under certain circumstances to pay to Warburg the surrender value in our common stock, otherwise it will be payable in cash. Based on a number of assumptions discussed below, the surrender premium for the warrants in a theoretical acquisition transaction is described in the table below:

Acquisition Price Per Dime Share	Years Left Until Expiration of Warrants	Potential Payment to Warburg on Surrender of Warrant (based on agreed-upon valuation methodology) (dollars in millions)	Potential Amount of Surrender Payment in Excess of Estimated Economic Value of Warrants (dollars in millions)

$16.00	6 4 2	70 55 31	29 26 19

$18.00	6 4 2	87 70 45	32 31 24

$20.00	6 4 2	105 87 60	36 35 29

$21.50	6 4 2	119 101 73	39 37 33

$23.00	6 4 2	134 115 86	42 40 35

For example, if we are acquired a year after the Warburg investment was made, our financial advisors estimate that this premium (the amount paid to Warburg in excess of the estimated economic value of the warrants) could range from $29 million to $42 million before any taxes incurred by Warburg on such amount, for acquisition prices between $16.00 and $23.00. If we are acquired at that time, the full payment to Warburg on the surrender of the warrants derived from the agreed-upon valuation methodology could range from $70 million to $134 million for acquisition prices between $16.00 and $23.00. As shown by the table, any surrender value would decline with time because the warrants themselves generally decline in value as the remaining term for their exercise shrinks from the initial seven years.

The surrender premium was estimated as follows: Based on the agreed-upon valuation methodology described above, we and our financial advisors calculated the amount we would have to pay to Warburg if they surrendered all of the warrants to us upon the occurrence of an acquisition transaction. These amounts appear in the third column. From this number, we subtracted the estimated economic value of the warrants at the time that Warburg would be surrendering them to us. The excess appears in the fourth column and represents the potential premium Warburg could receive on a surrender of the warrants.

When we and our financial advisors estimated the economic value of the warrants Warburg would be surrendering and subtracted that value from the amount we would have to pay Warburg if Warburg chose to surrender the warrants to us, we based the estimated valuation on a number of assumptions that may or may not prove correct. These assumptions include (1) the assumptions that our financial advisors used when valuing the warrants at the time they were issued to Warburg, including an assumed 30% volatility which is the midpoint of the range of volatilities our financial advisors used at that time and (2) an assumption that, if Warburg were to hold on to the warrants, the warrants would become exercisable for the stock of an acquiror with characteristics comparable to our common stock.

Over different types of acquisition transactions or different types of consideration paid for our common stock, the surrender premium may be higher or lower depending upon the attributes of the stock or property received by our stockholders, and therefore underlying the warrants if Warburg chose to hold them, in the transaction. In addition, we do not know whether or not Dime will be acquired during the exercise period of the warrants or, if so, whether Warburg would or would not exercise the surrender right or, if it does, whether Warburg would exercise the right with regard to all or only some of the warrants. Therefore, the values in this table are highly speculative and Warburg may not receive a surrender premium at all.

In addition to customary antidilution provisions for the warrants, we have agreed to additional antidilution protections in two circumstances. First, although the various series of stock that Warburg may acquire upon exercise of the warrants do not have the right to receive litigation tracking warrants, the exercise price of the warrants may be adjusted if the average aggregate market price of the litigation tracking warrants is over $100 million for an agreed period of time after the issuance of the litigation tracking warrants. In this case, the exercise price of the warrants will be adjusted downward for the aggregate market price over $100 million, but only in proportion to Warburg’s ownership of Dime. Second, the exercise price of the warrants may be adjusted downward, in proportion to Warburg’s ownership of Dime, for any payment potentially made by us to Hudson United Bancorp in excess of $15 million under the Termination, Option Cancellation and Settlement Agreement, dated April 28, 2000, between us and Hudson regarding the termination of the then-pending merger between us and Hudson, unless the payment relates to (1) a breach of representations by Warburg regarding its ownership of Dime or (2) another subsequent transaction, such as a merger or tender offer, approved or recommended by our board of directors.

        Other Material Provisions. The Investment Agreement contains a number of other material provisions, which are summarized below:

Standstill Agreement. Until July 6, 2003, Warburg has agreed that it will not purchase or acquire any shares of Dime’s common stock that would result in its having control over us or owning in excess of 24.9% of our outstanding voting shares. In addition, Warburg has agreed that it will not take any action that would violate its standard agreement with the Office of Thrift Supervision to refrain from controlling us.

Voting. Each share of Series B stock will be entitled to the same voting rights as, and will vote together with, shares of Dime’s common stock (subject to each share of Series B stock representing the equivalent of 1,000 shares of common stock). The Series C stock, Series D stock, the Series C warrants and the Series D warrants do not carry voting rights. Warburg has not entered into any voting agreement with us.

Preemptive Rights. As long as Warburg owns at least 5% of the outstanding shares of Dime’s common stock (assuming the exercise of all outstanding options and warrants and conversion of convertible preferred stock), if Dime issues any common stock after the date of the investment, Warburg has the right to purchase from Dime that amount of shares required for it to maintain its proportionate interest in Dime. To the extent Warburg utilizes this right to maintain its percentage ownership interest, it will not be entitled to duplicative protection of antidilution adjustments under the terms of the warrants.

Governance Matters. We have agreed to elect or appoint one person nominated by Warburg to serve as a director of Dime and its wholly owned subsidiary, The Dime Savings Bank of New York, FSB. In addition, two Warburg representatives will be allowed to attend and observe meetings of the boards of directors of Dime and Dime Savings Bank, including meetings of any committees, but excluding executive sessions of the boards of directors.

Warburg will relinquish the right to its board seat and will lose one observer upon the sale or distribution of 75% or more of its shares of Dime’s common stock (or securities representing common stock). In addition, Warburg has agreed to relinquish its right to a board seat, but retain the right to two observers, upon conversion by us to a bank holding company (should such conversion occur), if such action is necessary to satisfy Federal Reserve Board requirements. In such case, however, Warburg will be afforded the option of selling down its interest in Dime or taking other measures to reduce its voting interest in Dime and retain its board seat.

We appointed Mr. Howard H. Newman, managing director of Warburg, as a director of Dime effective August 1, 2000. Additionally, Mr. Newman has been appointed as a director of Dime Savings Bank effective upon the increase of Dime Savings Bank’s board size in accordance with regulations of the Office of Thrift Supervision.

Transfer Restrictions. With certain exceptions, shares of stock and warrants owned by Warburg will be restricted from transfer subject to, among other things, a schedule whereby 20% of the shares will be freely tradeable after one year; an additional 30% will be freely tradeable after two years; and the balance will be freely tradeable after three years. In addition, Warburg will be permitted to tender into tender or exchange offers (1) on a pro rata basis with other stockholders, provided at least 60% of the shares sought in the tender or exchange offer have been tendered by Dime’s other stockholders or (2) not opposed by us.

Warburg will be released from the transfer restrictions if, among other things, (1) we breach our material obligations in the Investment Agreement or (2) we execute documentation, or recommend an offer to stockholders, that would result in a change in control of Dime.

We have agreed to register the securities acquired by Warburg as the transfer restrictions expire.

        An update on other significant events is provided below:

        New Chairman. Mr. Anthony P. Terracciano has been elected Chairman of our board of directors and a director of Dime Savings Bank. In addition, he entered into an employment agreement on July 6, 2000 whereby he will be advising us on strategic issues. This employment agreement was described in the Offer to Purchase, filed with the SEC as Exhibit (a)(1)(A) to Dime’s Schedule TO filed on August 1, 2000, and the employment agreement was filed as Exhibit (d)(4) to that Schedule TO. His career includes service as Vice Chairman of Chase Manhattan Bank, President and Chief Operating Officer of Mellon Bank, Chairman, President and Chief Executive Officer of First Fidelity and, following the sale of that company to First Union Corporation, President of First Union.

        Amendments to Stockholder Protection Rights Agreement. In order to demonstrate our willingness to consider a sale strategy at the right time and on the right terms, our board of directors amended Dime’s stockholder protection rights agreement on July 6, 2000 in two material respects. First, the rights agreement will not apply to a tender offer that has at least a 50% cash component for all shares and sufficient liquidity in any securities component, provided that the offer is accepted by the beneficial owners of at least 75% of our common stock. Second, a “sunset” provision has been added to the rights agreement so that it will terminate immediately following our 2002 annual stockholders’ meeting. We have reserved the right to adopt other similar stockholder rights plans in the future should our board of directors decide it is in the best interests of us and our stockholders.

        The rights agreement was also amended to permit Warburg and its affiliates to purchase securities under and in accordance with the Investment Agreement without triggering the rights agreement protections. A form of the amendment to our stockholder rights plan is included as Exhibit 9 to the Investment Agreement.

        Litigation Tracking Warrants and Our Goodwill Lawsuit. We currently intend to distribute litigation tracking warrants to our common stockholders representing the right to receive, upon exercise of the litigation tracking warrants, shares of our common stock equal in value to 85 percent of the net after-tax proceeds, if any, from our pending goodwill lawsuit against the United States government. Under the terms of Warburg’s Investment Agreement, Warburg will not receive any of the litigation tracking warrants. We presently intend to file documents regarding the litigation tracking warrants with the SEC during the fourth quarter of 2000, with the goal of issuing the litigation tracking warrants to our stockholders in the fourth quarter of 2000 or as soon as practicable thereafter. A record date for this distribution has not yet been set. No litigation tracking warrants will be issued to stockholders whose shares are purchased in our stock repurchase program (and who do not otherwise own shares) prior to the record date for issuance of our litigation tracking warrants.

        Stock Repurchase Program. Although on July 6, 2000 we had announced a “Dutch Auction” tender offer to purchase approximately 13.6 million shares of Dime’s outstanding stock, on October 6, 2000 we announced the termination of the tender offer which we commenced on August 1, 2000, and the replacement of the tender offer with a stock repurchase program to purchase approximately 13.6 million shares. This stock repurchase program is described in the press release included with this Form 8-K/A as Exhibit 99.2 and is incorporated by reference into this Item 5.

        Effects of the Stock Repurchase Program. As we described above, we have issued preferred stock and warrants to Warburg. If our stock repurchase program is fully completed, the preferred stock issued to Warburg should offset the stock purchased in this stock repurchase program. Accordingly and assuming no other changes, an investor’s percentage ownership interest in Dime after the completion of the stock repurchase program should be about the same as an investor’s percentage ownership interest before Warburg’s investment. No time limit has been set for the completion of the stock repurchase program.

        Of course, we may issue additional shares of common stock and other securities at any time, and these issuances will reduce the percentage ownership interest of an investor. For example, we sold warrants to Warburg. If Warburg exercises these warrants and pays the exercise price, an investor’s percentage ownership interest will decrease. We also may purchase more of our stock in the future, which would have the effect of increasing the percentage ownership interest of an investor.

        As we discuss above, one way to think about Warburg’s investment in us is that, for a price of $17.50, we sold Warburg the economic equivalent of one share of common stock and a warrant to purchase the economic equivalent of another share at an exercise price of $21.50. Depending on the market price of our common stock during our stock repurchase program and how one values the warrants, the other contractual provisions we have given Warburg and the contractual provisions Warburg has given us, the effective price per common stock equivalent paid by Warburg may be more or less than the purchase prices paid in transactions during our share repurchase program, but will probably be less given the current market values of our common stock. Based on the current market price of our common shares, our advisors estimate that the Warburg transaction will be slightly dilutive to our earnings per share for periods beginning after we complete our stock repurchase program, depending on the prices at which we purchase our stock and assuming we are able to purchase all of the shares that we plan to purchase.

        For periods before we purchase all of the shares we are seeking in our stock repurchase program, we expect that there will be a temporary reduction in our earnings per share because we have a greater number of shares outstanding as a result of the Warburg investment.

        If we are able to purchase approximately 13.6 million shares in our stock repurchase program and all of the shares of preferred stock Warburg is purchasing are converted into common stock, Warburg will own about 12.45% of our remaining common stock. If Warburg also completely exercises its warrants, its holdings will represent about 22.14% of our common stock. These percentages will decrease if we do not purchase the full amount of shares we are seeking under our stock repurchase program.

        Stockholders who sell their shares before the record date for issuance of the litigation tracking warrants, whether purchased by us in our stock repurchase program or by any other person, will not receive the distribution of the litigation tracking warrants on such shares. Purchases of shares in our stock repurchase program from stockholders on the open market will generally be taxable to the selling stockholder depending upon each stockholder’s individual tax situation.

        Other Initiatives. As a result of our review, announced July 6, 2000, of balance sheet restructuring and cost-cutting measures, on September 15, 2000 we announced that we were undertaking several profit improvement initiatives, including the sale of approximately $2 billion of our securities portfolio and a series of actions intended to reduce our annual expenses by $50 million. The sale of securities will not affect stockholders’ equity, but resulted in a one-time charge of approximately $87 million, pre-tax, in the third quarter of 2000. The cost reductions, including a reduction of 400 jobs, are expected to have a positive effect on 2001 earnings and are estimated to result in a restructuring charge of approximately $38 million, pre-tax. A substantial portion of the charge was taken in the third quarter. These initiatives were described in a Current Report on Form 8-K filed by Dime on September 15, 2000.

        In addition, as part of our ongoing effort to improve our growth rate and the quality of our earnings, we are continuing a detailed review of our business plan intended to identify opportunities to build further momentum in revenue-producing activities and make additional investments in technology. We believe these opportunities will include expansion of our business banking activities and development of more comprehensive e-commerce offerings.

        North Fork’s Hostile Offer. On September 28, 2000, North Fork announced that it would not continue its unsolicited hostile offer for all the issued and outstanding shares of Dime common stock originally announced March 5, 2000. North Fork also announced that it would terminate the investment agreement with FleetBoston Financial Corporation in which FleetBoston would have invested $250 million in North Fork in connection with its hostile offer for Dime. North Fork’s offer expired on September 29, 2000, and on October 2, 2000, North Fork formally requested that the Securities and Exchange Commission withdraw North Fork’s registration statement on Form S-4. This registration statement contained the prospectus for its common stock intended to have been issued to Dime stockholders in the exchange offer.

        North Fork’s Proxy Solicitation. In connection with Dime’s annual meeting of stockholders held on July 14, 2000, Dime solicited proxies for the election of five director nominees. North Fork solicited proxies from Dime stockholders to “withhold authority” regarding Dime’s director nominees. On July 28, 2000, results of the vote for Dime’s director nominees were certified by the independent inspector of elections and indicated that holders of 70% of the shares represented at the annual meeting withheld authority regarding Dime’s director nominees.

        On July 14, 2000, North Fork filed a complaint in the Court of Chancery of the State of Delaware in and for New Castle County against Dime and several of Dime’s directors. The complaint, among other things, seeks (1) a declaratory judgment as to the effect of the vote at Dime’s 2000 annual meeting of stockholders such that the five directors nominated by Dime would have the status of holdover directors and (2) an order requiring Dime to hold an election for five directors to fill the board positions now occupied by Dime’s nominees at a timely convened special meeting of stockholders or, in the alternative, no later than Dime’s 2001 annual meeting of stockholders. On July 24, 2000, certain stockholders of Dime filed a similar suit in the Court of Chancery of the State of Delaware. On September 13, 2000, Dime filed its response to the motions for summary judgment filed by North Fork and the stockholder-plaintiffs. Dime also cross-moved for summary judgment against the claims alleged in the complaints filed by North Fork and the stockholder-plaintiffs. Oral arguments on these motions are scheduled for October 16, 2000.

        On August 10, 2000, North Fork announced that it was proposing a slate of five nominees for election to Dime’s board of directors and demanded that we hold a special meeting of stockholders regarding the election of five directors to fill the Board positions now occupied by Dime’s nominees. On September 28, 2000, North Fork announced that it would continue its efforts to elect its nominees to Dime’s board of directors even though it had terminated its unsolicited exchange offer.

        We and North Fork are engaged in other litigation over various matters related to North Fork’s hostile offer, including our suit against North Fork alleging false and misleading statements in documents distributed by North Fork to stockholders, our suit against North Fork alleging anticompetitive effects of a combined FleetBoston-North Fork-Dime in Suffolk County, New York and North Fork’s suit against us for alleged false and misleading statements in documents sent by us to stockholders. This, and other related litigation, is discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

        In our suit against North Fork alleging anticompetitive effects of a combined FleetBoston-North Fork-Dime, on September 19, 2000 the New York Supreme Court denied two of North Fork’s and FleetBoston’s three motions to dismiss our claims. The court refused to dismiss our claims that North Fork and FleetBoston conspired in violation of state antitrust law in seeking to acquire Dime and that an acquisition of Dime would substantially lessen competition in Suffolk County, New York.

*     *      *

        Certain statements in this document may be forward-looking. A variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the transactions mentioned above, as well as the operations, performance, development, and results of our business, include litigation, interest rate movements, competition from both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond our control and general economic conditions.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)-(b)	Not applicable.

(c)	Exhibits Required by Item 601 of Regulation S-K

Exhibit Number	Description

2.1	Investment Agreement, dated July 6, 2000, by and between Dime Bancorp, Inc. and Warburg, Pincus Equity Partners L.P. (incorporated herein by reference to Exhibit 2.1 of Dime’s Current Report on Form 8-K filed on July 11, 2000), containing the following exhibits to the Investment Agreement:
Exhibit 1 - Certificate of Designations of Series B Junior Voting Preferred Stock
Exhibit 2 - Certificate of Designations of Series C Junior Nonvoting Preferred Stock
Exhibit 3 - Certificate of Designations of Series D Junior Nonvoting Preferred Stock
Exhibit 4 - Form of Rights Certificate
Exhibit 5 - Form of Common Warrant Certificate
Exhibit 6 - Form of Series B Warrant Certificate
Exhibit 7 - Form of Series C Warrant Certificate
Exhibit 8 - Form of Series D Warrant Certificate
Exhibit 9 - Form of Amendment to Stockholder Protection Rights Agreement
Exhibit 10 - Valuation Methodology for Purchase of Warrants on Change in Control
Exhibit 11 - SEC Registration-Related Provisions

99.1	Press Release, dated July 6, 2000 (incorporated by reference to Exhibit 99.1 of Dime’s Current Report on Form 8-K filed on July 11, 2000).

99.2	Press Release, dated October 6, 2000

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIME BANCORP, INC. By: /s/ James E. Kelly Name: James E. Kelly Title: General Counsel

Date: October 12, 2000

EXHIBIT INDEX

Exhibit Number	Description

2.1	Investment Agreement, dated July 6, 2000, by and between Dime Bancorp, Inc. and Warburg, Pincus Equity Partners L.P. (incorporated herein by reference to Exhibit 2.1 of Dime’s Current Report on Form 8-K filed on July 11, 2000), containing the following exhibits to the Investment Agreement:
Exhibit 1 - Certificate of Designations of Series B Junior Voting Preferred Stock
Exhibit 2 - Certificate of Designations of Series C Junior Nonvoting Preferred Stock
Exhibit 3 - Certificate of Designations of Series D Junior Nonvoting Preferred Stock
Exhibit 4 - Form of Rights Certificate
Exhibit 5 - Form of Common Warrant Certificate
Exhibit 6 - Form of Series B Warrant Certificate
Exhibit 7 - Form of Series C Warrant Certificate
Exhibit 8 - Form of Series D Warrant Certificate
Exhibit 9 - Form of Amendment to Stockholder Protection Rights Agreement
Exhibit 10 - Valuation Methodology for Purchase of Warrants on Change in Control
Exhibit 11 - SEC Registration-Related Provisions

99.1	Press Release, dated July 6, 2000 (incorporated herein by reference to Exhibit 99.1 of Dime’s Current Report on Form 8-K filed on July 11, 2000).

99.2	Press Release, dated October 6, 2000